Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements listed below, of our report dated January 31, 2002 with respect to the financial statements of BlackRock, Inc., appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2003.

Form	Registration Statement No.	Description

S-8	333-68666	BlackRock, Inc. 1999 Stock Award and Incentive Plan

S-8	333-68668	BlackRock, Inc. Voluntary Deferred Compensation Plan

S-8	333-68670	BlackRock, Inc. 2001 Employee Stock Purchase Plan

S-8	333-50294	The PNC Financial Services Group, Inc. Incentive Savings Plan

S-8	333-32406	BlackRock, Inc. 1999 Stock Award and Incentive Plan, BlackRock, Inc. Amended and Restated Long-Term Deferred Compensation Plan and BlackRock International, Ltd. Amended and Restated Long-Term Deferred Compensation Plan

S-8	333-94287	Nonemployee Directors Stock Compensation Plan

/s/ Ernst & Young LLP

New York, NY

March 12, 2004